UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14 (c)
of the Securities Exchange Act of 1934
Check the appropriate Box:
☒	Preliminary Information Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

PACIFIC ALLIANCE CORPORATION
(Name of Registrant As Specified In Its Charter)

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☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-1:
(1) Title of each class of securities to which transaction applies: NA
(2) Aggregate number of securities to which transaction applies: NA
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): NA
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☐ Fee paid previously with preliminary materials
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previously filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: $0
(2) Form, Schedule or Registration Statement No. NA
(3) Filing Party: NA
(4) Date Filed: June 15, 2006

Contact Person: A. O. Headman, Jr., ESQ, Cohne Rappaport & Segal
257 East 200 South 7th Floor, Salt Lake City, UT 84111; Tel: 801-532-2666, Fax: 801-355-1813

PACIFIC ALLIANCE CORPORATION
1661 Lakeview Circle
Ogden, UT 84403

NOTICE OF ACTION TO BE TAKEN WITHOUT A STOCKHOLDERS’ MEETING

TO OUR STOCKHOLDERS:

Notice is hereby given that Pacific Alliance Corporation. plans to take certain corporate action pursuant to the written consent of our Board of Directors and the holders of a majority of our outstanding voting securities (“Majority Stockholders”). The action we plan to take is to amend our Certificate of Incorporation to increase the number of shares of common stock which we are authorized to issue from 25,000,000 to 100,000,000.

On June 14, 2006, our Board of Directors unanimously approved the Increased Capital Proposal and the Majority Stockholders have consented in writing to the Increased Capital Proposal. The Increased Capital Proposal will be effected through an amendment to our Restated Certificate of Incorporation.

The Board of Directors has fixed the close of business on June 14, 2006, as the Record Date for determining the stockholders entitled to notice of the foregoing.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN AND NO PROXY OR VOTE IS SOLICITED BY THIS NOTICE.

June ____, 2006

By Order of the Board of Directors

PACIFIC ALLIANCE CORPORATION
1661 Lakeview Circle
Ogden, UT 84403

PRELIMINARY INFORMATION STATEMENT
June ____, 2006

This Information Statement is being provided to you by the
Board of Directors of Pacific Alliance Corporation
_____________________
This Information Statement and the Notice of Action Taken Without a Stockholders’ Meeting (jointly, the “Information Statement”) is furnished by the Board of Directors of Pacific Alliance Corporation (the “Company” (“We”, “Us”” or “Pacific Alliance”), a Delaware corporation, to the holders of the Pacific Alliance’s common stock at June 14, 2006 (the “Record Date”) to provide information with respect to action taken by the written consent of the Majority Stockholders. The Majority Stockholders approved by written consent a proposal (the “Increased Capital Proposal”) to amend our Restated Certificate of Incorporation to increase the number of shares of common stock which we are authorized to issue from 25,000,000 to 100,000,000.

Our Board of Directors decided to obtain written consent of the Majority Stockholders in order to avoid the costs and management time required to hold a special meeting of stockholders. All required corporate approvals of the Increased Capital Proposal have been obtained, subject to furnishing this notice and 20 days elapsing from the date of this notice. This Information Statement is furnished solely for the purpose of informing stockholders of this corporate action in the manner required by Rule 14c-2(b) under the Securities Exchange Act of 1934, as amended.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDER’S MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

INTEREST OF CERTAIN PERSONS IN FAVOR OF OR OPPOSITION
TO MATTERS ACTED UPON

We are not aware of any interest that would be substantially affected through the adoption of the Increased Capital Proposal whether adversely or otherwise.

VOTING SECURITIES

As of the Record Date, Pacific Alliance’s authorized capitalization consisted of 25,000,000 shares of common stock, par value $.001 per share. At June 14, 2006, the Record Date, we had 15,703,800 shares of common stock issued and outstanding. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders. However, as a result of the voting rights of the common stockholders who hold at least a majority of the voting rights of all outstanding shares of capital stock as of June 14, 2006, who voted in favor of the foregoing Increased Capital Proposal by written consent, no other stockholder consents will be solicited in connection with this Information Statement. The Majority Stockholders who have consented to the Increased Capital Proposal are the following:

Mark Scharmann	5,316,896
David Knudson	2,164,958
Dan Price	38,275
Curtis Kaminska	1,012,002
Northcliffe Consulting, Inc.	1,000,000

Total	9,532,131

We also have 5,000,000 shares of preferred stock authorized, none of which are issued or outstanding.

BACKGROUND

Pacific Alliance is an inactive Delaware corporation. We were previously engaged in the business of distributing television programming. On June 23, 1995, we filed for protection under Chapter 11 of the United States Bankruptcy Code (Case No. BK. No. SV 95-14737 KL). On May 28, 1997, the United States Bankruptcy Court for the Central District of California Confirmed our Modified Plan of Reorganization (the “Plan”) and First Amended Disclosure Statement (the “Disclosure Statement”). The Effective Date of the Plan was June 8, 1997. Our current business plan calls for it to locate and acquire an operating company. Currently, we are a "shell" company conducting virtually no business operation, other than our efforts to seek merger partners or acquisition candidates. We have no full time employees and own no real estate.

INCREASE IN AUTHORIZED COMMON STOCK

General

Our Board of Directors has unanimously approved a proposal to amend our Restated Certificate of Incorporation to increase the number of shares of common stock which we are authorized to issue from 25,000,000 to 100,000,000. Our Board has recommended to our Majority Stockholders that they vote in favor of the Increased Capital Proposal and our Majority Stockholders have voted in favor of the Increased Capital Proposal. The votes of our Majority Stockholders were obtained by written consent. The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. This amendment and the creation of additional shares of authorized common stock will not alter the current number of issued shares. The relative rights and limitations of the shares of Common Stock will remain unchanged under this amendment.

Consent Required

Approval of the Increased Capital Proposal, through an amendment to our Certificate of Incorporation, required the consent of the holders of a majority of the outstanding voting shares. As of the Record Date, Majority Stockholders beneficially owned 9,532,131 shares of our common stock representing approximately 60.7% of the votes that could be cast by the holders of our outstanding voting shares as of the Record Date. The Majority Stockholders have given their written consent to this Increased Capital Proposal and accordingly, the requisite stockholder approval of this Proposal was obtained by the execution of the Majority Stockholders’ written consent in favor of the Proposal.

Amendment

Our Board of Directors and the Majority Stockholders have voted to amend Article IV of our Certificate of Incorporation to read as follows:

ARTICLE IV
Capital Stock

The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 105,000,000 shares which are divided into two classes as follows:

5,000,000 shares of Preferred Stock (Preferred Stock) $.001 par value per share, and

100,000,000 shares of Common Stock (Common Stock) $.001 par value per share.

The designations, voting powers, preferences and relative, participating, optional or other special rights, and qualification, limitations or restrictions of the above classes of stock are as follows:

Preferred Stock

1. Issuance in Series. Shares of Preferred Stock may be issued in one or more series at such time or times, and for such consideration or considerations as the Board of Directors may determine All shares of any one series of Preferred Stock will be identical with each other in all respects, except that shares of one series issued at different times may differ as to dates from which dividends thereon may be cumulative. All series will rank equally and be identical in all respects, except as permitted by the following provisions of paragraph 2.

2. Authority of the Board with Respect to Series. The Board of Directors is authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation or any amendment thereto including, but not limited to, determination of any of the following:

(a) the distinctive serial designation and the number of shares constituting a series;

(b) the dividend rate or rates, whether dividends are cumulative and, if so, from which date, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

(c) the voting powers, full or limited, if any, of the shares of the series;

(d) whether the shares are redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;

(e) the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation prior to any payment or distribution of the assets of the Corporation to any class or classes of stock of the Corporation ranking junior to the Preferred Stock;

(f) whether the shares are entitled to the benefit of a sinking or retirement fund to applied to the purchase or redemption of shares of a series and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

(g) whether the shares are convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

(h) any other preferences, privileges and powers, and relating participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the Board of Directors may deem advisable and as are not inconsistent with the provisions of this Certificate of Incorporation.

3. Dividends. Before any dividends on any class or classes of stock of the Corporation ranking junior to the Preferred Stock (other than dividends payable in shares of any class or classes of stock of the corporation ranking junior to the Preferred Stock) may be declared or paid or set apart for payment, the holders of shares of Preferred Stock of each series are entitled to such cash dividends, but only when and as declared by the Board of Directors out of funds legally available therefor, as they may be adopted by the Board of Directors providing for the issue of the series, payable on such dates in each year as may be fixed in the resolution or resolutions. The term "class or classes of stock of the Corporation ranking junior to the Preferred Stock" means the Common Stock and any other class or classes of stock of the Corporation hereafter authorized which rank junior to the Preferred Stock as to dividends or upon liquidation.

4. Reacquired Shares. Shares of Preferred Stock which have been issued and reacquired in any manner by the Corporation (excluding, until the corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired and shares which have been converted into shares of Common Stock) will have the status of authorized and unissued shares of Preferred Stock and may be reissued.

5. Voting Rights. Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever.

Common Stock

1. Dividends. Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation.  In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to Stockholders ratably in proportion to the number of shares of Common Stock held by them respectively. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or other entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. The merger or consolidation of the Corporation into or with any other corporation, or the merger or any other corporation into it, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the Corporation for the purposes of this paragraph.

3. Voting Rights. Except as may be otherwise required by law or this Certificate of Incorporation, each holder of Common Stock has one vote in respect of each share of stock held by him or record on the books of the corporation on all matters voted upon by the Stockholders.

Other Provisions

1. Pre-emptive Rights. No Stockholder shall have any pre-emptive right to subscribe to an additional issue of stock of any class or series or to any securities of the Corporation convertible into such stock.

2. Changes in Authorized Capital Stock. Subject to the protective conditions and restrictions of any outstanding Preferred Stock, any amendment to these Articles of Incorporation which increases or decreases the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation.

Reasons for Increase in Capital

We anticipate that in order to commence active business operations we will engage in a reverse merger transaction. Our current business plan is to serve as a vehicle for the acquisition of, or the merger or consolidation with another company (a ‘Target Business”). We intend to utilize our common stock to effect a business combination (“Business Combination”) with a Target Business which our Board of Directors believes has significant growth potential. We have not identified any specific Target Business and have not entered into any letter of intent or definitive agreement to acquire any Target Business.

We anticipate that we will be required to issue such number of shares of our common stock that will provide the owners of any Target Business that we ultimately acquire with 80% to 95% of our total shares issued and outstanding immediately following such acquisition. Although we may be required to complete a reverse stock split as a condition to the closing of any acquisition, we anticipate that we will need additional shares of common stock authorized in order to complete any Business Combination.

Although we will increase the number of shares we have authorized, no Business Combination will be consummated unless it is approved by our stockholders.

The disadvantages of increasing our authorized common stock include:

•
The issuance of authorized but unissued stock could be used to deter a potential takeover of Pacific Alliance that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with our Board of Directors’ desires. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of stock compared to the then-existing market price. Pacific Alliance does not have any other provisions in its certificate or incorporation, by-laws, employment agreements, credit agreements or any other documents that have material anti-takeover consequences. Additionally, Pacific Alliance has no plans or proposals to adopt other provisions or enter into other arrangements, except as disclosed below, that may have material anti-takeover consequences. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of Pacific Alliance, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

•
Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future, and therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders.

As of the Record Date, a total of 15,703,800 shares of Pacific Alliance's currently authorized 25,000,000 shares of common stock are issued and outstanding. The increase in the number of authorized but unissued shares of common stock would enable Pacific Alliance, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

DISSENTERS’ RIGHTS

There are no dissenters’ rights applicable to the amendment of our Certificate of Incorporation relating to Increased Capital Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth information regarding shares of our common stock beneficially owned as of June 14, 2006 by: (1) each of our officers and directors; (ii) all officers and directors as a group; and (iii) each person known by us to beneficially own five percent or more of the outstanding shares of its common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1) Ownership
Mark Scharmann(1) 1661 Lakeview Circle Ogden, UT 84403	5,316,896	33.86%
Dan Price(1) 1661 Lakeview Circle Ogden, UT 84403	38,275	0.24%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1) Ownership
David Knudson(1) 1661 Lakeview Circle Ogden, UT 84403	2,164,958	13.79%
Northcliffe Consulting, LLC 12144 Mt. Shadow Road Sandy, UT 84092	1,000,000	6.37%
Curtis Kaminska 1327 E. 6125 S.	1,012,002	6.44%
PIL S.A. 8 Rue Neuve du Molard Geneva Switzerland	1,350,000	8.60%
All Officers and Directors as a Group (3 Persons)	7,520,129	47.89%
Total Shares Issued	15,703,800	100%

(1)These individuals are the officers and directors of the Company.

ADDITIONAL AND AVAILABLE INFORMATION

Pacific Alliance is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, and Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Our filings are also available to the public on the SEC’s website (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

We incorporate herein Pacific Alliance’s Annual Report on Form 10-KSB for the year ended December 31, 2005 and Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006.

For each other document incorporated herein, we will provide without charge to each person, including any beneficial owner of such person, to whom a copy of this Information Statement has been delivered, on written or oral request, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein).

All documents filed by Pacific Alliance pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

COMPANY CONTACT INFORMATION

All inquiries regarding Pacific Alliance should be addressed to Pacific Alliance’s principal executive offices:
Pacific Alliance Corporation
1661 Lakeview Circle
Ogden, UT 84403
(801) 399-3632

By order of the Board of Directors:

/s/ Mark A. Scharmann
President